EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kirk D. Fox, Chief Executive Officer
717-827-4042

RIVERVIEW FINANCIAL CORPORATION DECLARES A CASH DIVIDEND

FOR THE THIRD QUARTER OF 2015

HARRISBURG, PA, August 20, 2015 — Riverview Financial Corporation (OTCQX: RIVE) announced that on August 19, 2015 its Board of Directors declared the payment of a cash dividend of $0.1375 per share for the third quarter of 2015. The dividend is payable on September 30, 2015 to all shareholders of record as of September 4, 2015.

Kirk D. Fox, Chief Executive Officer stated, “We are pleased to announce the payment of our third quarter cash dividend. In light of the previously announced restructuring and efficiency initiatives, we are pleased to announce that the amount of the third quarter dividend remains unchanged as compared with the dividend paid in the previous quarter. Riverview’s management team and Board of Directors remain committed to providing our shareholders with an attractive return on their investment and building ongoing value.”

Riverview Financial Corporation is the parent company of Riverview Bank, a $448.3 million asset community bank serving the greater Harrisburg market and six counties in central Pennsylvania.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.